EXHIBIT 10.3

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of March 10, 2021 and is entered into by and among HUMANIGEN, INC., a Delaware corporation, and each of the Qualified Subsidiaries (hereinafter collectively referred to as the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as the “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

RECITALS

A.          Borrower has requested the Lenders make available to Borrower a loan in an aggregate principal amount of up to Eighty Million Dollars ($80,000,000) (the “Term Loan”); and

B.           The Lenders are willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and the Lenders agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1       Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, Borrower and a third party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.

“Acquired Assets” has the meaning set forth in the MDC Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower, or (c) the acquisition of, or the right to use, develop or sell (in each case, including through licensing), any product, product line or Intellectual Property of or from any other Person.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote twenty percent (20%) or more of the outstanding voting securities of another Person, (c) any Person twenty percent (20%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, or (d) any Person related by blood or marriage to any Person described in subsection (a), (b) or (c) of this paragraph. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Date” means April 1, 2023; provided, however, that (i) if the Interest Only Extension Conditions 1 are satisfied, then April 1, 2024 and (ii) if the Interest Only Extension Conditions 2 are satisfied, then October 1, 2024.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Biologics License Application” means an application for licensure of a biological product submitted to the FDA under 42 U.S.C. § 262(k) for permission to introduce, or deliver for introduction, a biologic product into interstate commerce.

“BLA Milestone” means that Borrower shall have received written notice from the FDA indicating that: (a) the FDA has approved Borrower’s Biologics License Application for the use of lenzilumab for the treatment of hospitalized patients with severe or critical COVID-19 pneumonia, and (b) the FDA-authorized label for lenzilumab is generally consistent with the label sought in the Borrower’s initial Biologics License Application submission for the use of lenzilumab in hospitalized COVID-19 patients.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Borrower’s Books” means Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Capital Raise Milestone” means Borrower has raised and received at least an amount equal to One Hundred Million Dollars ($100,000,000) in unrestricted (including not subject to any redemption, clawback, escrow or similar encumbrance or restriction, other than in the case of any Permitted Convertible Debt financing) net cash proceeds from one or more bona fide equity financings, in each case after the Effective Date and prior to March 31, 2022, subject to verification by Agent (including supporting documentation reasonably requested by Agent).

“Cash” means all cash, cash equivalents and liquid funds.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Control” means any (x) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity or (y) “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term under and as defined in any indenture governing any Permitted Convertible Debt has occurred.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, $0.001 par value per share, of the Borrower.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement. For the avoidance of doubt, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction will be considered a Contingent Obligation of Borrower.

“Conversion Election Notice” means a notice in the form attached hereto as Exhibit G.

“Conversion Election Period” means the period commencing on the Initial Advance Date and ending on the earlier of (a) the three (3) year anniversary of the Initial Advance Date and (b) the payment in full of the Loans.

“Conversion Price” means $19.57, provided that in the event that on or after the Effective Date, a stock split, stock combination, reclassification, payment of stock dividend, recapitalization or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or small number of shares is consummated (each, a “Stock Event”), the Conversion Price shall be proportionately increased or decreased as necessary to reflect the proportionate change in shares of Common Stock issued and outstanding as a result of such Stock Event.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Cross-Default Reference Obligation” has the meaning assigned to such term in the definition of “Permitted Convertible Debt.”

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Designated Holder” means a Lender or any Affiliate designated by a Lender in the Conversion Election Notice.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any other jurisdiction within the United States of America.

“Due Diligence Fee” means $45,000, which fee has been paid to the Lenders prior to the Effective Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Effective Date” means the date of this Agreement.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“EUA” means emergency use authorization, granted by the FDA pursuant to 21 U.S.C. § 360bbb-3 to temporarily authorize the marketing of a medical product in the United States.

“EUA Milestone 1” means that Borrower shall have received EUA authorizing the use of lenzilumab for the treatment of hospitalized patients with severe or critical COVID-19 pneumonia.

“EUA Milestone 2” means that (a) Borrower shall have achieved the protocol-specified primary efficacy endpoint for the pivotal Phase 3 study of lenzilumab for COVID-19, clinicaltrials.gov identifier NCT04351152, and (b) the EUA Milestone 1 shall have been (and shall at the time of the achievement of clause (a) continue to be) achieved.

“Excluded Subsidiary” means any Foreign Subsidiary (including any dormant Foreign Subsidiary) that (i) has no more than $250,000 in net assets in the aggregate for such Excluded Subsidiary and, combined with all other Excluded Subsidiaries, has no more than $1,000,000 in net assets in the aggregate and (ii) has no rights to, and holds no, Intellectual Property other than in connection with licenses to any such Foreign Subsidiary permitted by clause (ii) of the definition of Permitted Transfers.

“Excluded Trade Payables” means trade credit of Borrower disclosed in Schedule 1A in an aggregate amount not to exceed $2,400,000.

“Exploit” and “Exploitation” have the respective meanings set forth in the MDC Agreement.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“Future Assets” has the meaning set forth in the MDC Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business (i) due within one hundred twenty (120) days or (ii) in respect of the Excluded Trade Payables), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) equity securities of any Person subject to repurchase or redemption other than at the sole option of such Person, (e) “earnouts”, purchase price adjustments (other than customary post-closing working capital adjustments), profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts, (f) non-contingent obligations to reimburse any bank or Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, and (g) all Contingent Obligations. For the avoidance of doubt no Permitted Warrant Transaction shall be considered Indebtedness of the Borrower.

“Initial Advance Date” means the Advance Date of the Tranche 1 Advance.

“Initial Facility Charge” means Two Hundred Twelve Thousand Five Hundred Dollars ($212,500), which is payable to the Lenders in accordance with Section 4.1(f).

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Extension Conditions 1” shall mean satisfaction of each of the following events: (a) no default or Event of Default shall have occurred; and (b) the Tranche 2 Advance has been fully drawn.

“Interest Only Extension Conditions 2” shall mean satisfaction of each of the following events: (a) no default or Event of Default shall have occurred; (b) the Tranche 2 Advance has been fully drawn; and (c) achievement of the BLA Milestone.

“Interest Rate Reduction Conditions 1” shall mean satisfaction of each of the following events: (a) no default or Event of Default shall have occurred; and (b) achievement of EUA Milestone 2.

“Interest Rate Reduction Conditions 2” shall mean satisfaction of each of the following events: (a) no default or Event of Default shall have occurred; and (b) Net Lenzilumab Product Revenue of at least $100,000,000.

“Interest Rate Reduction Conditions 3” shall mean satisfaction of each of the following events: (a) no default or Event of Default shall have occurred; and (b) Net Lenzilumab Product Revenue of at least $250,000,000.

“Interest Rate Reduction Conditions 4” shall mean satisfaction of each of the following events: (a) no default or Event of Default shall have occurred; and (b) Net Lenzilumab Product Revenue of at least $350,000,000.

“Investment” means (a) any beneficial ownership (including stock, partnership, limited liability company interests, or other securities) of or in any Person, (b) any loan, advance or capital contribution to any Person or (c) any Acquisition.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit F.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the promissory notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Pledge Agreement and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Madison” means Madison Joint Venture LLC, a Delaware limited liability company.

“Market Capitalization” means, as of any date of determination, the product of (a) number of outstanding shares of Common Stock publicly disclosed in the most recent filing of Borrower with the United States Securities Exchange Commission as outstanding as of such date and (b) the volume-weighted average price over the three consecutive trading days prior to (and including) such date.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or the Lenders to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Maximum Term Loan Amount” means Eighty Million Dollars ($80,000,000).

“MDC Agreement” means that certain Agreement for the Manufacture, Development and Commercialization of Benznidazole for Human Use, dated as of June 30, 2016 between Savant Neglected Diseases, LLC and KaloBios Pharmaceuticals, Inc.

“Net Lenzilumab Product Revenue” means Borrower’s product revenue from lenzilumab that is invoiced and/or recognized as revenue (as determined in accordance with GAAP) solely from the sale of lenzilumab, calculated in a manner consistent with Borrower’s audited financial statements delivered pursuant to Section 7.1(c); provided that Net Lenzilumab Product Revenue shall exclude all revenue arising from royalties (including pursuant to any Permitted Royalty Transactions), profit sharing arrangements and milestone payments.

“Non-Core Intellectual Property” means any Intellectual Property (a) in connection with a Non-Core Indication or (b) that is not material to Borrower’s business in Agent’s discretion.

“Non-Core Therapeutic Indications” means (a) any indication not including any of the following: (i) for lenzilumab, (1) prevention or treatment of COVID-19, (2) combination treatment with CAR-T therapies, (3) prevention or treatment of acute GvHD and (4) hematologic malignancies and (ii) for Ifabotuzumab, any indications covering solid tumors and (b) any other indication that Agent determines, in consultation with Borrower, to not be “core” to Borrower.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement by and between the Agent and the Borrower, dated as of January 20, 2021.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“Permitted Acquisition” means any Acquisition which is conducted in accordance with the following requirements:

(a)       of a business or Person or product engaged in a line of business related to that of the Borrower or its Subsidiaries;

(b)       if such Acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of Borrower or of a Subsidiary and the Borrower shall comply, or cause such Subsidiary to comply, with 7.13 hereof or (ii) such Person shall be merged with and into Borrower (with the Borrower being the surviving entity);

(c)       if such Acquisition is structured as the acquisition or in-licensing of assets, such assets shall be acquired by Borrower or a Qualified Subsidiary that has executed and delivered to Agent a Joinder Agreement pursuant to Section 7.13, and shall be free and clear of Liens other than Permitted Liens;

(d)       the Borrower shall have delivered to the Lenders not less than fifteen (15) nor more than forty five (45) days prior to the date of consummation of such Acquisition, notice of such Acquisition together with pro forma projected financial information, copies of all material documents relating to such acquisition, and historical financial statements for such acquired entity, division or line of business, in each case in form and substance satisfactory to the Lenders and demonstrating compliance with the covenants set forth in Section 7.20 hereof on a pro forma basis as if the Acquisition occurred on the first day of the most recent measurement period;

(e)        both immediately before and after such Acquisition no Default or Event of Default shall have occurred and be continuing; and

(f)        the sum of the purchase price of such proposed new Acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Borrower with respect thereto, including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject, shall not be greater than (i) $25,000,000 in any fiscal year or (ii) $100,000,000 for all acquisitions during the term of this Agreement; provided that the cash consideration for all such Acquisitions cannot exceed (x) prior to the achievement of the Capital Raise Milestone, (A) $5,000,000 in any fiscal year or (B) $15,000,000 for all such Acquisitions during the term of this Agreement and (y) at all times following the achievement of the Capital Raise Milestone, (A) $10,000,000 in any fiscal year or (B) $30,000,000 for all such Acquisitions during the term of this Agreement; provided further that, for any Acquisition that is not located entirely within the United States of America, the cash consideration for such Acquisitions cannot exceed (x) prior to the achievement of the Capital Raise Milestone, (A) $2,000,000 in any fiscal year or (B) $10,000,000 for all such Acquisitions during the term of this Agreement and (y) at all times following the achievement of the Capital Raise Milestone, (A) $4,000,000 in any fiscal year or (B) $20,000,000 for all such Acquisitions during the term of this Agreement.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Common Stock (or other securities or property following a merger event or other change of the Common Stock) purchased by Borrower in connection with the issuance of any Permitted Convertible Debt and as may be amended in accordance with its terms; provided that, the net purchase price of any such call option transaction less the amount received by Borrower in respect of any Permitted Warrant Transaction in connection with such issuance of Permitted Convertible Debt shall not exceed 20% of the gross proceeds to Borrower from such issuance of Permitted Convertible Debt; provided further that the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined in good faith by the board of directors of the Borrower or a committee thereof.

“Permitted Convertible Debt” means Indebtedness of the Borrower that is convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of shares of Common Stock (or other securities or property following a merger event or other change of the Common Stock), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such Common Stock or such other securities); provided that such Indebtedness shall (a) not require any scheduled amortization or otherwise require payment of principal prior to, or have a scheduled maturity date, earlier than, one hundred eighty (180) days after the Term Loan Maturity Date, (b) (x) be unsecured and/or (y) (i) contain usual and customary subordination terms for offerings of senior subordinated convertible notes and (ii) specifically designate this Agreement and all Secured Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in the preceding clause (i) specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms, (c) not be guaranteed by any Subsidiary of Borrower, and (d) be on terms and conditions customary for Indebtedness of such type, as determined in good faith by the board of directors of the Borrower or a committee thereof; provided further, that any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of Borrower (or any of its Subsidiaries) (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least fifteen (15) calendar days (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least 25% in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision.

“Permitted Indebtedness” means:

(i)            Indebtedness of Borrower in favor of the Lenders or Agent arising under this Agreement or any other Loan Document;

(ii)           Indebtedness existing on the Effective Date which is disclosed in Schedule 1B;

(iii)          Indebtedness of up to (x) prior to the achievement of the Capital Raise Milestone, $1,000,000 and (y) at all times following the achievement of the Capital Raise Milestone, $2,000,000, in each case outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens”; provided that such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness;

(iv)         (x) Indebtedness to trade creditors incurred in the ordinary course of business (1) that is due within 120 days or (2) in respect of the Excluded Trade Payables and (y) Indebtedness incurred in the ordinary course of business with corporate credit cards in an amount not to exceed at any time outstanding (1) prior to the achievement of the Capital Raise Milestone, $250,000 and (2) at all times following the achievement of the Capital Raise Milestone, $500,000;

(v)          Indebtedness that also constitutes a Permitted Investment;

(vi)         Subordinated Indebtedness;

(vii)        Permitted Convertible Debt not to exceed $250,000,000 in aggregate principal amount at any one time outstanding;

(viii)       Indebtedness with respect to a Permitted Royalty Transaction that (a) is subordinated to the Secured Obligations pursuant to a subordination or intercreditor agreement on terms and conditions satisfactory to Agent, (b) does not have a scheduled maturity date earlier than one hundred eighty (180) days after the Term Loan Maturity Date, (c) is in an aggregate amount not to exceed $250,000,000 and (d) shall specifically designate this Agreement and all Secured Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (a) of this clause specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms;

(ix)          reimbursement obligations in connection with (x) standby letters of credit that are secured by Cash and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed (1) prior to the achievement of the Capital Raise Milestone, $500,000 and (2) at all times following the achievement of the Capital Raise Milestone, $1,000,000, in each case at any time outstanding and (y) documentary letters of credit entered into in the ordinary course of the Borrower’s business in connection with the shipment of raw materials, Inventory and other goods;

(x)           other unsecured Indebtedness in an amount not to exceed (x) prior to the achievement of the Capital Raise Milestone, $500,000 and (y) at all times following the achievement of the Capital Raise Milestone, $1,000,000, in each case at any time outstanding;

(xi)          intercompany Indebtedness as long as either (A) each of the Subsidiary obligor and the Subsidiary obligee under such Indebtedness is a Subsidiary that has executed a Joinder Agreement; and

(xii)         extensions, refinancings and renewals of any items of Permitted Indebtedness; provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(i)            Investments existing on the Effective Date which are disclosed in Schedule 1C;

(ii)           (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Services, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts;

(iii)          repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed (x) prior to the achievement of the Capital Raise Milestone, $250,000 and (y) at all times following the achievement of the Capital Raise Milestone, $500,000, in each case in any fiscal year; provided that no Event of Default has occurred, is continuing or could exist after giving effect to the repurchases; provided further that the exercise (including the net exercise) of employee stock options (including the issuance of Borrower’s stock upon the exercise thereof) and the awarding of other reasonable and customary equity-based incentive compensation to officers, directors and employees shall not be deemed to constitute an Investment hereunder;

(iv)         Investments accepted in connection with Permitted Transfers;

(v)          Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(vi)         Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary;

(vii)        Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors;

(viii)       Investments consisting of travel advances in the ordinary course of business;

(ix)          Investments in newly-formed Subsidiaries; provided that each such Subsidiary enters into a Joinder Agreement promptly after its formation by Borrower and execute such other documents as shall be reasonably requested by Agent;

(x)           Investments in Foreign Subsidiaries (1) constituting Excluded Subsidiaries not to exceed $250,000 in the aggregate for any such Foreign Subsidiary or $1,000,000 in the aggregate for all such Foreign Subsidiaries and (2) otherwise approved in advance in writing by Agent;

(xi)          joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support; provided that any cash Investments by Borrower do not exceed (x) prior to the achievement of the Capital Raise Milestone, $100,000 and (y) at all times following the achievement of the Capital Raise Milestone, $200,000, in each case in the aggregate in any fiscal year;

(xii)         Permitted Acquisitions;

(xiii)        Investments in the manufacturing facilities of any contract manufacturing organization of Borrower required to be made pursuant to agreements between such contract manufacturing organization and Borrower, in an aggregate amount not to exceed (x) prior to the achievement of the Capital Raise Milestone, $10,000,000 and (y) at all times following the achievement of the Capital Raise Milestone, $25,000,000;

(xiv)        Borrower’s entry into (including payments of premiums in connection therewith), and the performance of obligations under, any Permitted Bond Hedge Transactions and Permitted Warrant Transactions in accordance with their terms; and

(xv)         additional Investments that do not exceed in the aggregate (x) prior to the achievement of the Capital Raise Milestone, $1,000,000 and (y) at all times following the achievement of the Capital Raise Milestone, $2,000,000.

“Permitted Liens” means:

(i)            Liens in favor of Agent or the Lenders;

(ii)           Liens existing on the Effective Date which are disclosed in Schedule 1D;

(iii)          Liens for taxes, fees, assessments or other governmental charges or levies, either not yet due or being contested in good faith by appropriate proceedings diligently conducted; provided that Borrower maintains adequate reserves therefor on Borrower’s Books in accordance with GAAP;

(iv)          Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided that the payment thereof is not yet required;

(v)           Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;

(vi)          the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(vii)         Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;

(viii)        Liens incurred in connection with Subordinated Indebtedness;

(ix)           leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;

(x)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(xi)          Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(xii)        statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;

(xiii)        easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

(xiv)       (A) Liens on Cash securing obligations permitted under clause (ix) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed at any time (1) prior to the achievement of the Capital Raise Milestone, $250,000 and (2) at all times following the achievement of the Capital Raise Milestone, $500,000;

(xv)         Liens solely on the royalty interests purchased pursuant to a Permitted Royalty Transaction and proceeds thereon; provided that no Liens shall be granted with respect to any Intellectual Property of Borrower or its Subsidiaries; and

(xvi)        Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xi) and (xv) above; provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Royalty Transaction” means any synthetic royalty participation (and not royalty purchases or buyouts) in the ordinary course of business and on terms (including, without limitation, that any security granted in connection with such Permitted Royalty Transaction is limited solely to the respective Intellectual Property being financed by such facility), and with a purchaser, in each case, satisfactory to Agent, as long as (i) such transaction does not result in a transfer of any Intellectual Property, (ii) such transaction does not result in a transfer of any Rights to Payment of any Intellectual Property, (iii) the beneficiary is Borrower or a Qualified Subsidiary that has executed and delivered to Agent a Joinder Agreement pursuant to Section 7.13 and (iv) all fees and payments with respect to such transaction (including, without limitation, with respect to the underlying Intellectual Property and Rights to Payment) are payable to Borrower or such Qualified Subsidiary, as applicable, and made to an Account subject to an Account Control Agreement.

“Permitted Transfers” means:

(i)           sales of Inventory in the ordinary course of business and transfers of raw materials, work in process or finished Inventory to, between or among the Borrower’s contract manufacturing counterparties, without duplication of Investments permitted by clause (xiii) of the definition of Permitted Investments,

(ii)           licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business, including in connection with business development transactions, that could not result in a legal transfer of title of the licensed property and that (A) may be exclusive in respects other than territory or (B) may be exclusive as to territory but only (x) as to discreet geographical areas outside of the United States of America in the ordinary course of business or (y) for Non-Core Intellectual Property or Non-Core Therapeutic Indications,

(iii)          co-development, co-promotion and/or co-commercialization agreements for territories including the United States of America; provided that (A) any such arrangement is on arm’s length and commercially reasonable terms in Lender’s reasonable discretion and (B) each counterparty to any such arrangement is an established pharmaceutical company,

(iv)         dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business,

(v)          Permitted Royalty Transactions,

(vi)         to the extent constituting a transfer, any other transaction that is expressly permitted by this Agreement (excluding Section 7.8), including, but not limited to, the granting of Permitted Liens and the making of Permitted Investments; and

(vii)        other dispositions of assets having a fair market value of not more than (x) prior to the achievement of the Capital Raise Milestone, $2,500,000 and (y) at all times following the achievement of the Capital Raise Milestone, $5,000,000, in each case in the aggregate in any fiscal year.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Common Stock (or other securities or property following a merger event or other change of the Common Stock) and/or cash (in an amount determined by reference to the price of such Common Stock) sold by Borrower substantially concurrently with any purchase by Borrower of a related Permitted Bond Hedge Transaction and as may be amended in accordance with its terms; provided that (x) that the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined in good faith by the board of directors of the Borrower or a committee thereof and (y) such call option transaction would be classified as an equity instrument in accordance with GAAP.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pledge Agreement” means the Pledge Agreement dated as of the Effective Date between Borrower and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Qualified Cash” means the amount of Borrower’s Cash held in accounts subject to an Account Control Agreement in favor of Agent.

“Qualified Cash A/P Amount” means the amount of Borrower’s accounts payable that have not been paid within one hundred twenty (120) days from the invoice date of the relevant account payable (other than Excluded Trade Payables).

“Qualified Subsidiary” means any direct or indirect Subsidiary other than an Excluded Subsidiary.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Redemption Conditions” means, with respect to any payment of cash in respect of the principal amount of any Permitted Convertible Debt, satisfaction of each of the following events: (a) no Default or Event of Default shall exist or result therefrom, and (b) both immediately before and at all times after such redemption, Borrower’s Qualified Cash shall be no less than 125% of the outstanding Secured Obligations.

“Register” has the meaning specified in Section 11.7.

“Required Lenders” means at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Restricted License” means any material License or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such License or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent’s right to sell any Collateral.

“Royalty Transaction” means any royalty or asset level financing entered into by Borrower and one or more third party investors or lenders acceptable to Agent in its sole discretion and on terms and conditions acceptable to Agent in its sole discretion.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Savant Litigation” means KaloBios Pharmaceuticals, Inc. v. Savant Neglected Diseases, LLC, No. N17C-07-068 PRW-CCLD and all claims, counterclaims and crossclaims thereunder or related thereto whether now existing or hereafter arising.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its sole discretion.

“Subsequent Financing” means any firm commitment underwritten public offering by Borrower of Common Stock occurring after the Effective Date.

“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls, either directly or indirectly, 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Advance” means each Tranche 1 Advance, Tranche 2 Advance, Tranche 3 Advance and any other Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) 8.75% plus the prime rate as reported in The Wall Street Journal minus 3.25% and (ii) 8.75% (such greater amount, the “Base Interest Rate”); provided that the Base Interest Rate shall be permanently reduced by an aggregate amount not to exceed 75 basis points upon the occurrence of each of the first three of the four following events to occur: (w) if the Interest Rate Reduction Conditions 1 are satisfied, then the Base Interest Rate shall be reduced by 25 basis points; (x) if the Interest Rate Reduction Conditions 2 are satisfied, then the Base Interest Rate shall be reduced by 25 basis points; (y) if the Interest Rate Reduction Conditions 3 are satisfied, then the Base Interest Rate shall be reduced by 25 basis points; and (z) if the Interest Rate Reduction Conditions 4 are satisfied, then the Base Interest Rate shall be reduced by 25 basis points.

“Term Loan Maturity Date” means March 1, 2025; provided that, if the Term Loan Maturity Extension Conditions are satisfied, then March 1, 2026; provided further, in each case, that, if such day is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

“Term Loan Maturity Extension Conditions” shall mean satisfaction of each of the following events: (a) no default or Event of Default shall have occurred; and (b) achievement of the BLA Milestone.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“Tranche 2 Availability Conditions” means (a) (x) in respect of clause (i) of Section 2.2(a), achievement of the EUA Milestone 1 or (y) in respect of clause (ii) of Section 2.2(a), achievement of the EUA Milestone 2, (b) no Event of Default shall have occurred and be continuing and (c) the occurrence of the Initial Advance Date.

“Tranche 2 Facility Charge” means (a) following the achievement of EUA Milestone 1, Sixty-Two Thousand Five Hundred Dollars ($62,500), or (b) following the achievement of EUA Milestone 2, Eighty-Seven Thousand Five Hundred Dollars ($87,500), which, in each case, is payable to the Lenders in accordance with Section 4.3(d)(i).

“Tranche 3 Facility Charge” means One Hundred Thousand Dollars ($100,000), which is payable to the Lenders in accordance with Section 4.3(d)(ii).

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

1.2            The following terms are defined in the Sections or subsections referenced opposite such terms:

Defined Term	Section
Agent	Preamble
Assignee	11.14
Borrower	Preamble
Claims	11.11
Collateral	3.1
Confidential Information	11.13
Conversion Amount	8.2(a)
Conversion Shares	8.2(a)
End of Term Charge	2.6
Event of Default	9
Financial Statements	7.1
Indemnified Person	6.3
Lenders	Preamble
Liabilities	6.3
Maximum Rate	2.3
Minimum Cash Reduction Amount	7.20(b)
Open Source License	5.10
Participant Register	11.8
Prepayment Charge	2.5
Publicity Materials	11.19
Register	11.7
Rights to Payment	3.1
Rights to Payment	3.1
Tranche 1 Advance	2.2(a)
Tranche 2 Advance	2.2(a)
Tranche 3 Advance	2.2(a)

1.3       Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.4       Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Debt shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof. Additionally, all leases of any Person that are or would be characterized as operating leases in accordance with GAAP in effect prior to December 15, 2018 (whether or not such operating leases were in effect on such date) shall be accounted for as operating leases (and not as capital leases) for purposes of this Agreement and the other Loan Documents regardless of any change in GAAP following such date that would otherwise require such leases to be recharacterized as capital leases. In addition, for all purposes of this Agreement and the other Loan Documents, capital leases shall not include embedded leases deemed to arise in connection with contract management organizations or under any other service contract due to the application of ASC 840 and/or 842.

SECTION 2. THE LOAN

2.1       [Reserved].

2.2       Term Loan.

(a)       Advances. Subject to the terms and conditions of this Agreement, the Lenders will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, a Term Loan Advance of Twenty Five Million Dollars ($25,000,000) during the period beginning on the Effective Date and continuing through March 23, 2021 (or such later date as Borrower and Agent may mutually agree) (the “Tranche 1 Advance”). Subject to the terms and conditions of this Agreement and satisfaction of the applicable Tranche 2 Availability Conditions, (i) beginning on the Initial Advance Date and continuing through September 15, 2021, Borrower may request and the Lenders shall severally (and not jointly) make an additional Term Loan Advance in a principal amount of Twenty Five Million Dollars ($25,000,000) or (ii) beginning on the Initial Advance Date and continuing through September 15, 2021, Borrower may request and the Lenders shall severally (and not jointly) make an additional Term Loan Advance in a principal amount of Thirty Five Million Dollars ($35,000,000) (in either case, the “Tranche 2 Advance”). Subject to the terms and conditions of this Agreement and approval by the Lenders’ investment committee in its sole discretion, beginning on the Initial Advance Date and continuing through June 15, 2022, Borrower may request and the Lenders shall severally (and not jointly) make an additional Term Loan Advance in a principal amount of Twenty Million Dollars ($20,000,000) (the “Tranche 3 Advance”). The aggregate outstanding Term Loan Advances may be up to the Maximum Term Loan Amount.

(b)        Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request at least five (5) Business Days (or, with respect to the Term Loan Advance on the Initial Advance Date, such shorter period as Agent may agree) before each Advance Date to Agent. The Lenders shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c)       Interest. The principal balance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the prime rate changes from time to time.

(d)       Payment. Borrower will pay interest on each Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. If a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day. The Lenders will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to the Lenders under each Term Loan Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or the Lenders in connection with Section 11.12 of this Agreement; provided that, with respect to clause (i) above, in the event that the Lenders or Agent informs Borrower that the Lenders will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to the Lenders such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if the Lenders or Agent informs Borrower that the Lenders will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to the Lenders such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which the Lenders or Agent notifies Borrower of such; provided, further, that, with respect to clause (ii) above, in the event that the Lenders or Agent informs Borrower that the Lenders will not initiate a debit entry to Borrower’s account for certain amount of such out-of-pocket legal fees and costs incurred by Agent or the Lenders, Borrower shall pay to the Lenders such amount in full in immediately available funds within three (3) Business Days.

2.3       Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to the Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of the Lenders’ accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4       Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, at the election of the Required Lenders, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(c) plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(c) or Section 2.4, as applicable.

2.5       Prepayment. At its option upon at least seven (7) Business Days’ prior written notice to Agent, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: with respect to each Advance, if such Advance amounts are prepaid in any of the first twelve (12) months following the Initial Advance Date, 2.00%; after twelve (12) months but prior to twenty four (24) months, 1.50%; and after twenty four (24) months but prior to thirty six (36) months, 1.00% (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control or any other prepayment hereunder. Notwithstanding the foregoing, Agent and the Lenders agree to waive the Prepayment Charge if Agent and the Lenders (in their sole and absolute discretion) agree in writing to refinance the Advances prior to the Term Loan Maturity Date. Any amounts paid under this Section shall be applied by Agent to the then unpaid amount of any Secured Obligations (including principal and interest) in such order and priority as Agent may choose in its sole discretion. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.6       End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay the Lenders a charge equal to 6.75% of the aggregate principal amount of the Loan funded during the term of this Agreement (the “End of Term Charge”). Notwithstanding the required payment date of such End of Term Charge, the applicable pro rata portion of the End of Term Charge shall be deemed earned by the Lenders as of each date a Term Loan Advance is made. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.7       Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender.

2.8       Taxes; Increased Costs. The Borrower, the Agent and the Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto.

2.9       Treatment of Prepayment Charge and End of Term Charge. Borrower agrees that any Prepayment Charge and any End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Effective Date. The Prepayment Charge and the End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Borrower expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that their agreement to pay each of the Prepayment Charge and the End of Term Charge to the Lenders as herein described was on the Effective Date and continues to be a material inducement to the Lenders to provide the Term Loans.

SECTION 3. SECURITY INTEREST

3.1       As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in, to and under all of Borrower’s personal property and other assets including without limitation the following (except as set forth herein) whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; (j) all Commercial Tort Claims; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”).

3.2       Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (a) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC), (b) more than 65% of the voting Equity Interests of any Excluded Subsidiary for which the pledge of all of the Equity Interests of such Subsidiary as Collateral would result in demonstrable material adverse tax consequences to the Borrower (provided, however, that, immediately upon any change in the U.S. tax laws that would allow the pledge of a greater percentage of such voting Equity Interests without material adverse tax consequences to the Borrower, the Collateral shall automatically and without further action required by, and without notice to, any Person include such greater percentage of voting Equity Interests of such Excluded Subsidiary from that time forward), (c) any Acquired Assets and Future Assets and any related assets or items, in each pursuant to the terms of the MDC Agreement as in effect on the Effective Date, (d) any Equity Interests in Madison and (e) the Savant Litigation including any Commercial Tort Claim of Borrower in respect thereof; provided that any proceeds of the Savant Litigation actually received by Borrower in connection with the final disposition and discharge thereof (whether as a result of the final binding determination or ruling of a court of law, settlement or otherwise) shall constitute Collateral except and to the extent such proceeds would otherwise be excluded from the Collateral pursuant to this Section 3.2.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of the Lenders to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1       Effectiveness. On or prior to the Effective Date, Borrower shall have delivered to Agent the following:

(a)       executed copies of the Loan Documents and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)       a legal opinion of Borrower’s counsel in form and substance reasonably acceptable to Agent;

(c)       certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents;

(d)       certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Effective Date, of Borrower;

(e)       a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified could have a Material Adverse Effect;

(f)       payment of the Due Diligence Fee;

(g)       all certificates of insurance and copies of each insurance policy required hereunder; and

(h)       such other documents as Agent may reasonably request.

4.2       Initial Advance. On or prior to the Initial Advance Date, Borrower shall have delivered to Agent:

(a)       valid, enforceable and effective Account Control Agreements, in form and substance satisfactory to Agent, over each Deposit Account and each account holding Investment Property (other than Excluded Accounts);

(b)       payment of the Initial Facility Charge and reimbursement of Agent’s and the Lenders’ current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance; and

(c)       such other documents as Agent may reasonably request.

4.3       All Advances. On each Advance Date:

(a)       Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2(b), each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request.

(b)       The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)       Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)       (i) With respect to the Tranche 2 Advance, Borrower shall concurrently with such Advance pay the Tranche 2 Facility Charge and (ii) with respect to the Tranche 3 Advance, Borrower shall concurrently with such Advance pay the Tranche 3 Facility Charge.

(e)       Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.3 and as to the matters set forth in the Advance Request.

4.4       No Default. As of the Effective Date and each Advance Date, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

4.5       Post-Close Obligations. Borrower shall deliver to Agent, within fourteen (14) days of the Effective Date, additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance, in each case in form and substance reasonably satisfactory to Agent.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1       Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws its state of incorporation, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, Tax identification number, organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Effective Date.

5.2       Collateral. Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens (except that there are no Liens whatsoever on the Intellectual Property). Borrower has the corporate power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3       Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate of Incorporation, bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any material contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4       Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5       Actions Before Governmental Authorities. There is no action, suit or proceeding at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6       Laws. Neither Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound.

Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or, to Borrower’s knowledge, any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7       Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the Effective Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors, in each case, as such projections may be updated in accordance with this Agreement.

5.8       Tax Matters. Except as described on Schedule 5.8, (a) Borrower and its Subsidiaries have filed all federal and state income Tax returns and other material Tax returns that they are required to file, (b) Borrower and its Subsidiaries have duly paid all federal and state income Taxes and other material Taxes or installments thereof that they are required to pay, except Taxes being contested in good faith by appropriate proceedings and for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP, and (c) to Borrower’s knowledge, no proposed or pending Tax assessments, deficiencies, audits or other proceedings with respect to Borrower or any Subsidiary have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9       Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business. Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit C is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Effective Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10       Intellectual Property. Except as described on Schedule 5.10, Borrower has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee. Borrower is not a party to, nor is it bound by, any Restricted License.

No material software or other materials used by Borrower or any of its Subsidiaries (or used in any Borrower Products or any Subsidiaries’ products) are subject to an open-source or similar license (including but not limited to the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause such software or other materials to have to be (i) distributed to third parties at no charge or a minimal charge (royalty-free basis); (ii) licensed to third parties to modify, make derivative works based on, decompile, disassemble, or reverse engineer; or (iii) used in a manner that does could require disclosure or distribution in source code form.

5.11       Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. Neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12       Financial Accounts. Exhibit D, as may be updated by the Borrower in a written notice provided to Agent after the Effective Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13       Employee Loans. Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14       Subsidiaries. Borrower does not own any stock, partnership interest or other securities of any Person, except as shown on Schedule 5.14 and except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Effective Date, is a true, correct and complete list of each Subsidiary.

5.15       Benznidazole Matters. As of the Effective Date:

(a)       the MDC Agreement has not been as amended, modified or restated in any manner; and

(b)       Borrower and its Affiliates have ceased all Exploitation of all Acquired Assets and all Future Assets.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1       Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business and appropriate for Borrower’s organizational structure and business practices. Borrower must maintain a minimum of $1,000,000 of commercial general liability insurance and coverage under an umbrella policy in the minimum amount of $4,000,000 for each occurrence. Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate, subject, in each case, to customary retentions for such insurance policies. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral; provided that such insurance may be subject to standard exceptions and deductibles. If Borrower fails to obtain the insurance called for by this Section 6.1 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral.  Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

6.2       Certificates. Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent (shown as “Hercules Capital, Inc., as Agent”) is an additional insured for commercial general liability, a lenders loss payable for all risk property damage insurance, subject to the insurer’s approval, and a lenders loss payable for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Subject to Section 4.5, attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient). Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Borrower shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3       Indemnity. Borrower agrees to indemnify and hold Agent, the Lenders and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements (for a single firm of outside counsel to all similarly situated Indemnified Persons, other than in the case of (x) local counsel and bankruptcy counsel and (y) an actual or potential conflict of interest among Indemnified Persons) and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1       Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)       if Borrower’s Market Capitalization determined as of the last trading day of any month is less than $500,000,000, as soon as practicable (and in any event within thirty (30) days) after the end of each such month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)       as soon as practicable (and in any event within forty-five (45) days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments;

(c)       as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, unqualified (other than a going concern qualification) audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants;

(d)       (i) if Borrower’s Market Capitalization determined as of the last trading day of any month is less than $500,000,000, as soon as practicable (and in any event within 30 days) after the end of each such month, a Compliance Certificate in the form of Exhibit E; (ii) if Borrower’s Market Capitalization determined as of the last trading day of any month is equal to or greater than $500,000,000, a Compliance Certificate in the form of Exhibit E solely with respect to Qualified Cash certifications for each month as well as other information regarding verification and certification of compliance with the financial covenants set forth in Section 7.20; and (iii) as soon as practicable (and in any event within 45 days) after the end of each quarter, a Compliance Certificate in the form of Exhibit E;

(e)       [reserved];

(f)       promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its preferred stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(g)       [reserved];

(h)       an annual budget and financial and business projections promptly following their approval by Borrower’s Board of Directors, and in any event, within 45 days after the end of Borrower’s fiscal year; and

(i)       immediate notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

The executed Compliance Certificate and all Financial Statements required to be delivered pursuant to clauses (a), (b), (c) and (d) shall be sent via e-mail to financialstatements@htgc.com with a copy to legal@htgc.com and hbhalla@htgc.com; provided that, if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Account Manager: Humanigen, Inc.

Notwithstanding the foregoing, documents required to be delivered under Sections 7.1(a), (b), (c) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date so filed with the SEC.

7.2       Management Rights. Borrower shall make available to Agent and the Lenders, and their respective attorneys and accountants, the books of account and records, including records regarding the Collateral, of Borrower by providing access to an electronic data room containing such information or otherwise electronically delivering such information to Agent upon not less than five (5) days’ prior written notice from Agent; provided that, to the extent Borrower has physical records of any of the foregoing, Borrower shall permit Agent and the Lenders, and their respective attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such requests and examinations shall be limited to no more often than once per fiscal year. In addition, Agent and the Lenders, and their respective attorneys and accountants, shall have the right to meet with management and officers of Borrower at a mutually acceptable location to discuss such books of account and records; provided that, solely to the extent that Agent and Borrower mutually and reasonably agree that meeting in person is not practical due to the COVID-19 pandemic, such meetings may be by teleconference. In addition, Agent or the Lenders shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and the Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or the Lenders with respect to any business issues shall not be deemed to give Agent or the Lenders, nor be deemed an exercise by Agent or the Lenders of, control over Borrower’s management or policies.

7.3       Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, promissory notes or other documents to perfect, give the highest priority to Agent’s Lien on the Collateral (subject to any Permitted Liens permitted by this Agreement to have superior priority to Agent’s Lien on the Collateral) or otherwise evidence Agent’s rights herein. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4       Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness pursuant to its then applicable payment schedule, (c) prepayment by any Subsidiary of (i) intercompany Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower or (d) as otherwise permitted hereunder or approved in writing by Agent.

Notwithstanding anything to the contrary in the foregoing, the issuance of, performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption (including, for the avoidance of doubt, a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the Common Stock), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, Common Stock, following a merger event or other change of the Common Stock, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Debt shall not constitute a prepayment of Indebtedness by Borrower for the purposes of this Section 7.4; provided that principal payments in cash (other than cash in lieu of fractional shares) shall only be allowed if the Redemption Conditions are satisfied in respect of such payment and at all times after such payment; provided further that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Debt (including, for the avoidance of doubt, the case where there is no Bond Hedge Transaction relating to such Permitted Convertible Debt), the payment of such excess cash shall not be permitted by the preceding sentence.

Notwithstanding the foregoing, Borrower may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of shares of Common Stock and/or a different series of Permitted Convertible Debt and/or by payment of cash (in an amount that does not exceed the proceeds received by Borrower from the substantially concurrent issuance of Common Stock and/or Permitted Convertible Debt plus the net cash proceeds, if any, received by Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that is so repurchased, exchanged or converted, Borrower shall exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt that are so repurchased, exchanged or converted.

7.5       Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral, the Intellectual Property and such other property and assets, or any Liens thereon; provided, however, that the Collateral and such other property and assets may be subject to Permitted Liens, except that there shall be no Liens whatsoever on Intellectual Property. Borrower shall not agree with any Person other than Agent or the Lenders not to encumber its property (including the Intellectual Property). Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) customary restrictions on the assignment of leases, licenses and other agreements. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens; provided, however, that there shall be no Liens whatsoever on Intellectual Property), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets.

7.6       Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments.

7.7       Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements; provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest, or (b) declare or pay any cash dividend or make any other cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make other distributions to Borrower or any Subsidiary of Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of (i) prior to the achievement of the Capital Raise Milestone, $250,000 and (ii) at all times following the achievement of the Capital Raise Milestone, $500,000, in each case in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of (i) prior to the achievement of the Capital Raise Milestone, $250,000 and (ii) at all times following the achievement of the Capital Raise Milestone, $500,000, in each case in the aggregate.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit the conversion by holders of (including any payment upon conversion, whether in cash, Common Stock or a combination thereof), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the Common Stock) or required payment of any interest with respect to, any Permitted Convertible Debt in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt; provided that principal payments in cash (other than cash in lieu of fractional shares) shall only be allowed if the Redemption Conditions are satisfied in respect of such payment and at all times after such payment; provided further that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment is not offset by an exercise or early unwind or settlement of a corresponding portion of the Bond Hedge Transactions relating to such Permitted Convertible Debt (including, for the avoidance of doubt, the case where there is no Bond Hedge Transaction relating to such Permitted Convertible Debt), the payment of such excess cash shall not be permitted by the preceding sentence.

Notwithstanding the foregoing, Borrower may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of Common Stock and/or a different series of Permitted Convertible Debt and/or by payment of cash (in an amount that does not exceed the proceeds received by Borrower from the substantially concurrent issuance of Common Stock and/or Permitted Convertible Debt plus the net cash proceeds, if any, received by Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that is so repurchased, exchanged or converted, Borrower shall exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt that are so repurchased, exchanged or converted.

7.8       Transfers. Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9       Mergers and Consolidations. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than (i) Permitted Acquisitions and (ii) mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower).

7.10       Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay when due all material Taxes of any nature whatsoever now or hereafter imposed or assessed against Borrower or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall, and shall cause each of its Subsidiaries to, accurately file on or before the due date therefor (taking into account proper extensions) all federal and state income Tax returns and other material Tax returns required to be filed. Notwithstanding the foregoing, Borrower and its Subsidiaries may contest, in good faith and by appropriate proceedings diligently conducted, Taxes for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP.

7.11       Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent. Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States of America. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to (1) prior to the achievement of the Capital Raise Milestone, $150,000 and (2) at all times following the achievement of the Capital Raise Milestone, $300,000, in each case in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit B to another location described on Exhibit B) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States of America and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent. Notwithstanding the foregoing, it is understood and agreed that (1) Permitted Transfers and (2) the possession and use by employees, including remote employees, of mobile equipment, including phones, tablets and computers, and other similar items necessary for such employees to perform their respective jobs, in each case, in the ordinary course of Borrower’s business and not otherwise prohibited by this Agreement shall not constitute a violation of this Section 7.11.

7.12       Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement; provided that no Account Control Agreement shall be required with respect to Deposit Accounts (a) used solely to fund payroll or employee benefits maintained in the ordinary course of business, so long as such Deposit Accounts do not have more than the amount required to fund the next two payroll cycles on deposit therein or (b) which at no time have more than $250,000 on deposit therein (such Deposit Accounts in clauses (a) and (b), “Excluded Accounts”).

7.13       Additional Qualified Subsidiaries. Borrower shall notify Agent of each Subsidiary formed subsequent to the Effective Date and, within 15 Business Days of formation, shall cause any such Subsidiary that is a Qualified Subsidiary to execute and deliver to Agent a Joinder Agreement. With respect to any Subsidiary that is not a Qualified Subsidiary at such time, immediately upon any change in the U.S. tax laws that would result in such Subsidiary ceasing to be an Excluded Subsidiary, Borrower shall cause such Subsidiary to execute and deliver to Agent a Joinder Agreement.

7.14       Benznidazole Matters.

(a)       Borrower shall not and shall not permit any Affiliate to amend, modify or restate the MDC Agreement in any manner without the prior written consent of Agent or as required by applicable law or court order (including, without limitation, in connection with any settlement of the Savant Litigation or any other litigation related thereto).

(b)       Borrower shall not and shall not permit any Affiliate to Exploit any Acquired Assets or any Future Assets without the prior written consent of Agent or as required by applicable law or court order (including, without limitation, in connection with any settlement of the Savant Litigation or any other litigation related to the MDC Agreement).

7.15       Notification of Event of Default. Borrower shall notify Agent promptly upon, and in any event within three Business Days of, Borrower obtaining knowledge of the occurrence of any Event of Default.

7.16       [Reserved].

7.17       Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes. The proceeds of the Loans Credit will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.18       [Reserved].

7.19       Compliance with Laws.

Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business.

Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.20       Financial Covenants.

(a)       Minimum Cash.

(i)       Borrower shall maintain, at all times, Qualified Cash in an amount greater than or equal to, subject to clause (b) below, (A) after the Initial Advance Date and until the achievement of the EUA Milestone 1, $10,000,000 plus the Qualified Cash A/P Amount and (B) on and after the Advance Date for any Tranche 2 Advance and until achievement of the BLA Milestone, $20,000,000 plus the Qualified Cash A/P Amount. The requirements in this Section 7.20(a)(i) shall be waived for any date that Borrower’s Market Capitalization exceeds $700,000,000 on such date.

(ii)       If Borrower makes a cash payment in respect of Permitted Convertible Debt subject to satisfaction of the Redemption Conditions, Borrower shall, at all times thereafter, maintain Qualified Cash in the amount required by the defined term “Redemption Conditions”.

(b)       If Lenders have converted a portion of the Loan into shares of Common Stock pursuant to Section 8.2, the minimum amounts of Qualified Cash required by Section 7.20(a)(i)(A) and (B) shall be permanently reduced by the amount equal to (such amount, the “Minimum Cash Reduction Amount”) 50% of the Loan that has so been converted into Common Stock pursuant to Section 8.2.

7.21       Intellectual Property. Each Borrower shall (i) protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrowers’ business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

7.22       Transactions with Affiliates. Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary.

SECTION 8. RIGHT TO invest; RIGHT TO CONVERT

8.1       Borrower shall use commercially reasonable efforts to cause the managing underwriters of any Subsequent Offering conducted on or prior to the thirty six (36) month anniversary of the Initial Advance Date to offer Hercules Capital, Inc. the right, in its respective sole discretion, to participate in such Subsequent Financing in an amount of up to $2,000,000 on the same terms, conditions and pricing afforded to other unaffiliated prospective investors participating in any such Subsequent Financing. This Section 8.1, and all rights and obligations hereunder, shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement.

8.2       Conversion at Lenders’ Election.

(a)       Conversion Election. Lenders may jointly elect at any time and from time to time during the Conversion Election Period to convert any portion of the principal amount of the Loans then outstanding (the “Conversion Amount”) into shares of Common Stock (“Conversion Shares”) at the Conversion Price pursuant to a Conversion Election Notice, to be delivered at the direction of Lenders by Agent to Borrower, provided that the aggregate principal amount converted to Common Stock in accordance with this Section 8.2 shall not exceed $5,000,000 (if the Conversion Election Notice is delivered after achievement of the BLA Milestone) or $10,000,000 (if the Conversion Election Notice is delivered by or before achievement of the BLA Milestone), as applicable. A Conversion Election Notice, once delivered, shall be irrevocable unless otherwise agreed in writing by Borrower. Not later than the third trading day after a Conversion Election Notice has been duly delivered in accordance with the foregoing, Borrower shall credit to each Designated Holder a number of Conversion Shares equal to (x) the Conversion Amount indicated in the applicable Conversion Election Notice divided by (y) Conversion Price. For the avoidance of doubt, no premium or penalty shall apply to principal amounts converted pursuant to this Section 8.2.

(b)       Reservation of Shares. Borrower shall reserve from its duly authorized capital stock not less than the number of shares of Common Stock that may be issuable pursuant to this Section 8.2. Upon issuance of Conversion Shares pursuant to this Section 8.2, such shares shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof.

(c)       Rule 144. With a view to making available to Designated Holders the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the Securities and Exchange Commission (the “SEC”) that may at any time permit Designated Holders to sell shares of Common Stock issued pursuant to a Conversion Election Notice to the public without registration, Borrower covenants and agrees to: (i) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144, until six (6) months after such date as all of Conversion Shares issued may be sold without restriction by Designated Holders pursuant to Rule 144 or any other rule of similar effect; (ii) use commercially reasonable efforts to file with the SEC in a timely manner (or obtain extensions in respect thereof and file within the applicable grace period) all reports and other documents required of Borrower under the 1934 Act; and (iii) furnish to Designated Holders, upon request, as long as Designated Holders own any shares of Common Stock issued pursuant to a Conversion Election Notice, such information as may be reasonably requested in order to avail Designated Holders of any rule or regulation of the SEC that permits the selling of any Conversion Shares issued without registration.

(d)       [Reserved].

(e)       [Reserved].

(f)       Limitations on Conversion.

(i)        Beneficial Ownership. Notwithstanding anything herein to the contrary, Borrower shall not issue a number of Conversion Shares pursuant to this Section 8.2 to the extent that, upon such issuance, the number of shares of Common Stock then beneficially owned by each Designated Holder and its Affiliates and any group of other Persons whose beneficial ownership of Common Stock would be aggregated with such Designated Holder’s for purposes of Section 13(d) of the Exchange Act would exceed 9.985% of the total number of shares of Common Stock then issued and outstanding (the “9.985% Cap”); provided that the 9.985% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act, provided further that Lenders shall have the right, upon 61 days’ prior written notice to Borrower, to waive the 9.985% Cap.

(ii)       Principal Market Regulation. Borrower shall not issue a number of Conversion Shares pursuant to this Section 8.2, if the issuance of such shares together with any previously issued Conversion Shares, would result in (A) the issuance of more than 19.99% of the Common Stock outstanding as of the date of this Agreement or (B) Lenders, together with their Affiliates and any group of other Persons whose beneficial ownership of Common Stock would be aggregated with such Designated Holder’s for purposes of Section 13(d) of the Exchange Act, beneficially owning in excess of 19.99% of the then outstanding Common Stock.

(iii)       Beneficial Ownership Determination. For purposes of this Section 8.2, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by each Designated Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of Agent, Borrower shall, within two (2) trading days, confirm to Agent the number of Shares then outstanding. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1       Payments. Borrower fails to pay any amount (i) of principal or interest due under this Agreement or any of the other Loan Documents on the due date or (ii) fees and other amounts due under this Agreement or any of the other Loan Documents within three (3) Business Days following the due date thereof; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or the Lenders or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2       Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and the Lenders, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 4.5, 6 and 7), any other Loan Document, or any other agreement among Borrower, Agent and the Lenders, such default continues for more than twenty (20) days after the earlier of the date on which (i) Agent or the Lenders has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 4.5, 6 and 7, the occurrence of such default; or

9.3       Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; provided that, solely for purposes of this Section 9.3, the occurrence of any of the following, in and of itself, shall not constitute a Material Adverse Effect: (i) adverse results or delays in any nonclinical or clinical trial, including, without limitation, the failure to demonstrate the desired safety or efficacy of any drug or companion diagnostic; (ii) the denial, delay or limitation of approval of, or taking of any other regulatory action by, the United States Food and Drug Administration or any other governmental entity with respect to any drug or companion diagnostic; or (iii) any failure to achieve the BLA Milestone, the Capital Raise Milestone, the EUA Milestone 1 or the EUA Milestone 2, so long as in each case the same does not affect the ability of Borrower to perform the Secured Obligations; or

9.4       Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5       Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6       Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets with a fair market value in excess of, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $5,000,000, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.7       Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of (a) prior to the achievement of the Capital Raise Milestone, $2,500,000 and (b) at all times following the achievement of the Capital Raise Milestone, $5,000,000, or any other material agreement or obligation, or any early payment is required or unwinding or termination occurs with respect to any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, or any condition giving rise to the foregoing is met, in each case, with respect to which Borrower or its Affiliate is the “affected party” or “defaulting party” under the terms of such Permitted Bond Hedge Transaction or Permitted Warrant Transaction, if a Material Adverse Effect could reasonably be expected to result from such default, early payment, unwinding or termination.

SECTION 10. REMEDIES

10.1       General. Upon the occurrence of any one or more Events of Default, Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided that, upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations (including, without limitation, the Prepayment Charge and the End of Term Charge) shall automatically be accelerated and made due and payable, in each case without any further notice or act). Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact to:  (a) exercisable following the occurrence of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (ii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent may elect); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Agent or a third party as the UCC permits; and (vi) receive, open and dispose of mail addressed to Borrower; and (b) regardless of whether an Event of Default has occurred, (i) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (ii) notify all account debtors to pay Agent directly.  Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Secured Obligations have been satisfied in full and the Loan Documents have been terminated.  Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations have been fully repaid and performed and the Loan Documents have been terminated. Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2       Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and the Lenders in an amount sufficient to pay in full Agent’s and the Lenders’ reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;

Second, to the Lenders in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3       No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4       Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2       Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows; provided that any such written communication to Borrower shall be provided by electronic mail to the address noted below:

(a)            If to Agent:

HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Himani Bhalla
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@htgc.com and hbhalla@htgc.com
Telephone: 650-289-3060

(b)            If to the Lenders:

HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Himani Bhalla
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@htgc.com and hbhalla@htgc.com
Telephone: 650-289-3060

(c)            If to Borrower:

HUMANIGEN, INC.

Attention: Chief Operating Officer/Chief Financial Officer
533 Airport Blvd. Suite 400
Burlingame, CA 94010
email: tmorris@humanigen.com and info@humanigen.com

or to such other address as each party may designate for itself by like notice.

11.3       Entire Agreement; Amendments.

(a)       This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated February 7, 2021 and the Non-Disclosure Agreement).

(b)       Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest (or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.18 or Addendum 2 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the Lender, the Agent and all future holders of the Loans.

11.4       No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5       No Waiver. The powers conferred upon Agent and the Lenders by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or the Lenders to exercise any such powers. No omission or delay by Agent or the Lenders at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or the Lenders is entitled, nor shall it in any way affect the right of Agent or the Lenders to enforce such provisions thereafter.

11.6       Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and the Lenders and shall survive the execution and delivery of this Agreement. Sections 6.3, 8.1, 11.14, 11.15 and 11.17 shall survive the termination of this Agreement.

11.7       Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and the Lenders may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and the Lenders’ successors and assigns; provided that, as long as no Event of Default has occurred and is continuing, (a) neither Agent nor any Lender shall sell or assign all or any part of its interest hereunder to a non-Affiliate without the consent of Borrower (not to be unreasonably withheld, delayed or conditioned); provided that Borrower shall be deemed to have consented to any such sale or assignment if such sale or assignment is not rejected within ten (10) Business Days of the request for consent therefor and (b) neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower (as reasonably determined by Agent), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lender(s), and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lender(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8          Participations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Addendum 1 attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Addendum 1 attached hereto (it being understood that the documentation required under Section 7 of Addendum 1 attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.7; provided that such participant shall not be entitled to receive any greater payment under Addendum 1 attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

11.9          Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and the Lenders in the State of California, and shall have been accepted by Agent and the Lenders in the State of California. Payment to Agent and the Lenders by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.10        Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.11        Mutual Waiver of Jury Trial / Judicial Reference.

(a)       Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND THE LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and the Lenders; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and the Lenders; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)       If the waiver of jury trial set forth in Section 11.11(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)       In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.12       Professional Fees. Borrower promises to pay Agent’s and the Lenders’ fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Agent and the Lenders after the Effective Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or the Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.13       Confidentiality. Agent and the Lenders acknowledge that certain items of Collateral and information provided to Agent and the Lenders by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and the Lenders agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and the Lenders may disclose any such information: (a) to its Affiliates and its partners, investors, lenders, directors, officers, employees, agents, advisors, counsel, accountants, counsel, representative and other professional advisors if Agent or the Lenders in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and; provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public or to the extent such information becomes publicly available other than as a result of a breach of this Section or becomes available to Agent or any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or the Lenders and any rating agency; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or the Lenders’ counsel; (e) to comply with any legal requirement or law applicable to Agent or the Lenders or demanded by any governmental authority; (f) to the extent reasonably necessary in connection with the exercise of, or preparing to exercise, or the enforcement of, or preparing to enforce, any right or remedy under any Loan Document (including Agent’s sale, lease, or other disposition of Collateral after default), or any action or proceeding relating to any Loan Document; (g) to any participant or assignee of Agent or the Lenders or any prospective participant or assignee; provided that such participant or assignee or prospective participant or assignee is subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (h) to any investor or potential investor (and each of their respective Affiliates or clients) in the Agent or Lender (or each of their respective Affiliates); provided that such investor, potential investor, Affiliate or client is subject to confidentiality obligations with respect to the Confidential Information; (i) otherwise to the extent consisting of general portfolio information that does not identify Borrower; or (j) otherwise with the prior consent of Borrower; provided that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. Agent’s and the Lenders’ obligations under this Section 11.13 shall supersede all of their respective obligations under the Non-Disclosure Agreement.

11.14       Assignment of Rights. Borrower acknowledges and understands that Agent or the Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and the Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and the Lenders shall retain all rights, powers and remedies hereby given. No such assignment by Agent or the Lenders shall relieve Borrower of any of its obligations hereunder. the Lenders agrees that in the event of any transfer by it of the promissory note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the promissory note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.15       Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or the Lenders. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, the Lenders or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or the Lenders in Cash.

11.16       Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.17       No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, the Lenders and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lenders and the Borrower.

11.18       Agency. Agent and each Lender hereby agree to the terms and conditions set forth on Addendum 2 attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Addendum 2 attached hereto.

11.19       Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.

11.20       Initial Advance. This Agreement shall terminate, and all amounts owed by Borrower pursuant to Section 11.12 shall become immediately due and payable, if the Initial Advance Date has not occurred on or prior to March 23, 2021 (or such later date as Borrower and Agent may mutually agree).

11.21       Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and the Lenders have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

HUMANIGEN, INC.

Signature:	/s/ Timothy Morris

Print Name:	Timothy Morris

Title:	Chief Operating Officer and Chief Financial Officer

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Zhuo Huang

Print Name:	Zhuo Huang

Title:	Associate General Counsel

LENDERS:

HERCULES CAPITAL, INC.

Signature:	/s/ Zhuo Huang

Print Name:	Zhuo Huang

Title:	Associate General Counsel

Table of Addenda, Exhibits and Schedules

Addendum 1:	Taxes; Increased Costs
Addendum 2:	Agent and Lender Terms

Exhibit A:	Advance Request Attachment to Advance Request
Exhibit B:	Name, Locations, and Other Information for Borrower
Exhibit C:	Borrower’s Patents, Trademarks, Copyrights and Licenses
Exhibit D:	Borrower’s Deposit Accounts and Investment Accounts
Exhibit E:	Compliance Certificate
Exhibit F:	Joinder Agreement
Exhibit G:	Conversion Election Notice
Exhibit H:	ACH Debit Authorization Agreement
Exhibit I:	[Reserved]
Exhibit J-1:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1.1	Commitments
Schedule 1	Subsidiaries
Schedule 1A	Excluded Trade Payables
Schedule 1B	Existing Permitted Indebtedness
Schedule 1C	Existing Permitted Investments
Schedule 1D	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Subsidiaries